Exhibit 10.04

SEVERANCE AGREEMENT

AND RELEASE OF ALL CLAIMS

This Severance Agreement and Release of All Claims (“Agreement”) is made and entered into by and between EVP and GM, Digital Commerce, Loren Hillberg (referred to as “Employee”) and Macrovision Corporation (referred to as “Company”).

Employee and Company desire to settle fully and finally all differences between them resulting from Employee’s employment and separation therefrom effective Thursday, May 31, 2007 and in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, and to avoid unnecessary litigation, it is hereby agreed by and between the parties as follows:

1. NO ADMISSION. This Agreement and compliance with this Agreement shall not be construed as an admission by Company of any liability whatsoever, nor as an admission by Company of any violation of the rights of Employee or of any other person, or of the violation of any law, duty, or contract whatsoever.

2(a). AGREEMENT. The Company and Employee hereby agree as follows:

(i)	Employee’s last day of employment with the Company shall be May 31, 2007 (“Termination Date”).

(ii)	On the Termination Date, Employee will receive payment for: (a) normal base salary compensation for the period ending on the Termination Date and (b) balance of unused FTO remaining as of the Termination Date. All such amounts will be less ordinary taxes and withholdings

(iii)	On the Termination Date, Employee will also receive a lump-sum payment of One Hundred and Forty One Thousand Dollars ($141,000) less ordinary withholdings

(iv)	The Company will also pay six (6) months of COBRA coverage (medical and dental) for you and your eligible dependents, if elected.

(v)	On the Termination Date, the Company will accelerate the vesting of certain equity awards of Employee as follows:

a.	Restricted Stock Award granted November 3, 2005: the Company shall accelerate vesting of an additional 6,250 shares such that a total of 12,500 shares shall be vested as of the Termination Date.

b.	Restricted Stock Award granted July 28, 2006: the Company shall accelerate vesting of an additional 3,750 shares such that a total of 3,750 shares shall be vested as of the Termination Date.

c.	Stock Option Awards granted April 4, 2005: the Company shall accelerate vesting of an additional 37,500 shares such that a total of 112,500 shares shall be vested as of the Termination Date.

d.	Stock Option Awards granted July 28, 2006: the Company shall accelerate vesting of an additional 3,750 shares such that a total of 3,750 shares shall be vested as of the Termination Date.

e.	Any portion of the above stock option or restricted stock awards that is unvested as of the Termination Date shall be cancelled on the Termination Date. Employee shall be entitled to exercise his vested options during the 3 month period after the Termination Date in accordance with the terms of the applicable stock option agreement.

(vi)	Except as explicitly set forth in this Section 2(a), effective as of the Termination Date, Employee shall no longer be eligible to participate in any other Company compensation or benefit programs, including but not limited to any bonus payments.

(vii)	Except for the consideration provided for in Section 2(a)(ii), all of the other compensation and benefits above are contingent upon Employee signing and performing this Agreement.

2(b). CONSIDERATION. The parties hereto agree that the consideration set for the in this Section 2 of this Agreement ((except for Section 2(a)(ii)) represents the full and complete settlement of any and all of Employee’s potential claims against the Company or any other entity or person with respect Employee’s employment and that Employee will not seek any further compensation for any other claimed damage, costs, or attorneys’ fees in connection with the matters resolved by this Agreement. Employee agrees that the Company is entitled to reject without cause any application for employment with the Company made by Employee.

2(c). TAX RESPONSIBILITY. Employee acknowledges and agrees that Company has made no representations to Employee regarding the tax consequences of any amounts received by Employee pursuant to this Agreement. Employee further agrees to pay federal or state taxes, if any, which are required by law to be paid with respect to said amounts.

2(d). EXERCISE OF STOCK OPTIONS. Prior to the Termination Date, Employee shall be entitled to exercise vested Company stock options only in accordance with the terms of the applicable stock option plan, option agreements and Company’s securities trading policy. Company acknowledges that after the Termination Date such trading policy shall not restrict Employee from exercising such options and selling the issued shares. Employee acknowledges that he has received a copy of such policy, that he has been informed that he is subject to the laws regarding insider trading and that his trading in Company stock is at his sole risk.

3. NO CLAIMS FILED. Employee represents that Employee has not filed any complaints, claims, or actions against the Company, its officers, directors, employees, supervisors, agents, or representatives, with any state, federal, or local agency or court concerning his employment with the Company or separation therefrom and that, to the fullest extent of the law, Employee will not do so at any time hereafter.

4. CONFIDENTIALITY. The parties agree that they will keep the fact, terms, and amount of this Agreement completely confidential to the full extent allowed by law and that they will not hereafter disclose any information concerning this Agreement to anyone, provided, however, that any party hereto may make such disclosures as are required by law and as are necessary for legitimate law enforcement or compliance purposes. The parties agree that any breach of this confidentiality requirement shall be considered a material breach of this Agreement.

5. WAIVER. The parties hereto hereby agree to waive all rights under California Civil Code Section 1542 which provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in its favor at the time of executing the release, which if known by the creditor must have materially affected its settlement with the debtor.”

6. RELEASE. Notwithstanding the provisions of Section 1542 of the Civil Code of the State of California, Employee hereby irrevocably and unconditionally releases and forever discharges the Company and each and all of its employees, supervisors, agents, representatives, each of its governing board members, and their successors and assigns and all persons acting by, through, under, or in concert with any of them from any and all charges, complaints, claims, and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”) which Employee at any time heretofore had or claimed to have or which Employee may have or claim to have regarding events that have occurred as of the date of this Agreement, including, without limitation, any and all claims related or in any manner incidental to Employee’s employment with the Company or the separation therefrom. It is expressly understood by Employee that the various rights and claims being waived in this release include, but are not limited to, any and all legally waivable claims arising under Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974; claims based on conduct in alleged violation of the Employee Retirement Income Security Act and/or its state counterparts; the California Fair Employment and Housing Act (Cal. Gov’t Code § 12900, et seq.); or any other claims based on any alleged breach of contract (other than the breach of this Agreement), breach of duty arising in contract or tort, any alleged discrimination or other unlawful discriminatory or tortious act, or claims based on any other theory under the common law of the United States or any state, or any successor or replacement statutes. Notwithstanding the foregoing waiver language, this Agreement shall not be construed to waive any claims which cannot be released by private agreement. Nothing herein shall preclude any claim Employee may file that may not be waived as a matter of law, including but not limited to claims alleging that the waiver of claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) was not knowing or voluntary, any claims for indemnity under California Labor Code section 2802, and claims for unemployment insurance or brought under California’s Workers’ Compensation Act.

7. RIGHTS AND OBLIGATIONS. Employee understands and agrees that Employee: (a) Has carefully and fully read and considered this Agreement before executing it; (b) was informed that Employee had a full twenty-one (21) days within which to consider this Agreement before executing it, and that no changes to this Agreement, whether material or immaterial, will restart this twenty-one (21) day period; (c) fully understands all of the provisions of this Agreement; (d) is, through this Agreement, waiving and releasing the Company from any and all claims Employee may have against the Company or that may have arisen up to the date of this Agreement; (e) does not waive any claims that might arise after execution of this Agreement; (f) knowingly and voluntarily agrees to all of the terms set forth in this Agreement and that Employee knowingly and voluntarily intends to be legally bound by the same; (g) was advised and hereby is advised in writing to consider the terms of this Agreement and to consult with an attorney of «hisher» choice prior to executing this Agreement; (h) has a full seven (7) days following the execution of this Agreement to revoke «hisher» release of claims arising under the Age Discrimination in Employment Act, as amended provided, however, that such revocation shall not be effective unless each of the following conditions has been met: (1) the revocation is made in writing, addressed to Senior Vice President, Human Resources, 2830 De La Cruz Boulevard, Santa Clara, CA 95050; (2) the revocation includes the statement “I hereby revoke my release of claims under the Age Discrimination in Employment Act of 1967;” and (3) the revocation is delivered, via hand delivery, within the seven (7) day period, to Senior Vice President, Human Resources at the address listed above; (i) understands that rights or federal age discrimination claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.), including the Older Workers Benefit Protection Act, that may arise after the date of this Agreement is executed are not waived and (j) if Employee chooses not to so revoke, the Agreement shall then at 5 p.m. of that seventh (7th) calendar day after execution become effective as to claims arising thereunder. Employee further acknowledges and agrees that Employee continues to be bound by and that Employee will comply with the terms of any proprietary rights and/or confidentiality agreements between Employee and the Company, particularly as such agreements relate to transmission of proprietary or confidential information to third parties.

8. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and upon their heirs, administrators, representatives, executors, successors, and assigns. Employee expressly warrants that Employee has not transferred to any person or entity any rights, causes of action, or claims released in this Agreement.

9. ARBITRATION. Any dispute arising between Employee and the Company pertaining to the formation, validity, interpretation, effect or alleged breach of this Agreement (hereinafter referred to as “Arbitrable Dispute”) will be submitted to binding arbitration in Santa Clara County, California. The parties agree to submit any such dispute to binding arbitration pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association within six (6) months of the alleged violation of the Agreement. Any such claims not presented within six (6) months shall be deemed waived. The parties agree that such arbitration shall be the exclusive remedy for any Arbitrable Dispute arising out of this Agreement, and hereby expressly waive any right they have or may have to a jury trial of any dispute arising out of this Agreement. The parties agree that, notwithstanding the remaining terms of the Agreement, there exists sufficient additional consideration for the agreement to arbitrate set forth in this paragraph. In making the Arbitrator’s award, the Arbitrator shall have no power to add to, delete from, or modify the terms of this Agreement, or to construe implied terms or covenants herein, the parties being in agreement that no such implied terms or covenants are intended. In reaching the Arbitrator’s decision, the Arbitrator shall adhere to relevant law and applicable legal precedent, and shall have no power to vary therefrom. At the time of issuing the Arbitrator’s award, the

Arbitrator shall, in the award or separately, make specific findings of fact, and set forth such facts in support of the Arbitrator’s decision, as well as the reasons and basis for the Arbitrator’s opinion. Should the Arbitrator exceed the jurisdiction or authority here conferred, any party aggrieved thereby may file a petition to vacate, amend or correct the award so rendered in a court of competent jurisdiction.

10. SPECIFIC PERFORMANCE. It is further understood and agreed that if, at any time, a violation of any term of this Agreement is asserted by any party hereto, that party shall have the right to seek specific performance of that term and/or any other necessary and proper relief, including but not limited to damages, from any court of competent jurisdiction, and the prevailing party shall be entitled to recover its reasonable costs and attorneys’ fees.

11. RULES GOVERNING. Should any provision of this Agreement be found by any court of competent jurisdiction to be unlawful, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and the unlawful, unenforceable, or invalid part, term, or provision shall be deemed not to be a part of this Agreement. This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof. This Agreement shall be interpreted in accordance with the laws of the State of California and in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto.

11. SIGNATURE. This Agreement may be executed in counterparts and each counterpart, when executed, shall have the efficacy of a second original. Photographic or facsimile copies of any such signed counterparts may be used in lieu of the original for any said purpose.

ON BEHALF OF MACROVISION CORPORATION

/s/ Fred Amoroso	/s/ Loren Hillberg
Fred Amoroso, Chief Executive Officer	Loren Hillberg

Dated: May 28, 2007	Dated: May 21, 2007